CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ANTON & CHIA, LLP

To the Board of Directors

Golden Edge Entertainment, Inc.:

We consent to the inclusion of our report dated April 8, 2013, relating to our audits of the balance sheet of Golden Edge Entertainment,

Inc.  as  of  December  31,  2012  and  2011,  and  the  related  statements  of  operations,  changes  in  stockholders’  deficit,  and  cash  flows  for the  years  then  ended  and  for  the  period  from  December  30,  2010  (Inception)  through  December  31,  2012.  Our  report  dated  April  8,

2013,  relating  to  the  financial  statements  includes  an  emphasis  paragraph  relating  to  an  uncertainty  as  to  the  Company’s  ability  to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 24, 2013